Exhibit 10.15

REMEDIATION AGREEMENT

THIS REMEDIATION AGREEMENT (“Remediation Agreement”), dated as of June 30, 2003, by and among Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), Fujitsu Limited, a corporation organized under the laws of Japan (“Fujitsu” and together with AMD, the “Contributing Parties”), and FASL LLC, a Delaware limited liability company (the “FASL”). AMD, Fujitsu and FASL are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. The Parties have entered into a Contribution and Assumption Agreement, dated as of June 30, 2003 (the “Contribution Agreement”), pursuant to which AMD and Fujitsu (or their respective Affiliates) will transfer to FASL assets related to the AMD Flash Memory Business and assets related to the Fujitsu Flash Memory Business, respectively, in exchange for which AMD and Fujitsu will receive Membership Interests in FASL. Unless otherwise defined herein, capitalized terms used in this Remediation Agreement shall have the meanings given to them in the Contribution Agreement.

B. AMD’s wholly-owned Subsidiary, AMD Investments, Inc., has previously contributed to FASL certain assets, including the Sunnyvale Real Property which includes substantially all of AMD’s laboratory, office, research and development, manufacturing, warehouse and related site support buildings located in Sunnyvale, California, as further described in Exhibit A (the “Property”).

C. In 1981, AMD detected the presence or Release of Hazardous Substances in soil and groundwater at the Property. In 1990, the United States Environmental Protection Agency listed the Property on the National Priorities List. In 1991, the San Francisco Bay Regional Water Quality Control Board issued Site Cleanup Requirements Order 91-101 (“Order”), which requires, inter alia, AMD to conduct certain groundwater remediation activities. The Order was approved and the remedial action for the site confirmed in a Record of Decision (“ROD”) issued by USEPA on August 26, 1991. A groundwater extraction and treatment system is currently operating at the Property pursuant to the Order. Soil and groundwater beneath the Property have also been affected by Releases of Hazardous Substances migrating onto the Property from certain off-site sources.

D. AMD is also party to an order with respect to co-mingled groundwater contamination associated with the so-called Three Company Site (the “Three Company Site”) which includes contamination from a facility owned and operated by AMD at 901/902 Thompson Drive, properties currently or formerly owned and operated by Philips Semiconductors, NA (“Philips”) at 811 East Arques, 440 North Wolfe Road, 815 Stewart Drive and 830 Stewart Drive, and a property formerly owned by TRW, Inc., at 825 Stewart Drive, in Sunnyvale, California.

E. AMD and Philips have entered into an agreement dated on or about December 21, 1998 (the “License Agreement”), whereby Phillips has assumed certain obligations to conduct remediation activities with respect to the Three Company Site, operate and maintain a groundwater treatment system owned by AMD, and treat and dispose of groundwater extracted from the Property; and whereby AMD has provided a license to Phillips to access the Property in connection with such operation and maintenance activities. AMD, FASL and Philips have entered into an Assignment, Assumption and Modification Agreement, dated as of June 30, 2003, with respect to the License Agreement, attached in Exhibit B.

F. The Parties desire to clarify their respective responsibilities regarding the foregoing Releases of Hazardous Substances at, on under, from or to the Property before or as of Closing, including conditions or migration resulting therefrom, whether before or after Closing. The agreement of the Parties with respect to their respective responsibilities for Hazardous Substances going forward is addressed in the Contribution Agreement.

F. The Exhibits to this Remediation Agreement are an integral part of this Remediation Agreement.

NOW, THEREFORE, as part of the consideration for entering into the Contribution Agreement, and in consideration of the foregoing recitals, the covenants, promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties hereby agree as follows:

AGREEMENT

1. Definitions. As used in this Remediation Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists.

“AMD” shall have the meaning set forth in the preamble of this Remediation Agreement.

“AMD Protected Persons” means the JV Indemnitees, Fujitsu, its Affiliates and its and their Representatives, and the successors and permitted assigns of each of them (including successors in interest to the Property) and the tenants and lenders of such entities.

“Applicable Law” means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law and equity), treaty, ordinance, rule, code, administrative interpretation, regulation, order, decision, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Closing Date” shall have the meaning set forth in Section 4.1(a) of the Contribution Agreement.

“Closure” means the point at which all relevant Governmental Authorities have certified to AMD and FASL in writing that all Remediation Activities required under Environmental Law have been completed and that no further action is required.

“Contract” means agreements, contracts, notes, loans, evidences of indebtedness, purchase orders, letters of credit, indentures, security or pledge agreements, undertakings, practices, covenants not to compete, employment agreements, severance agreements, licenses, leases, instruments, obligations or commitments, whether oral or written.

“Contribution Agreement” shall have the meaning set forth in Recital A.

“Environmental Law” means all Applicable Laws which regulate or relate to the protection or clean-up of the environment, the Handling or Release of hazardous substances, waste or materials, or other dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the health and safety of persons as affected by such substances, including protection of the health and safety of employees, or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources. Environmental Laws include, but are not limited to, the United States Federal Water Pollution Control Act, the United States Resource Conservation & Recovery Act, the United States Clean Water Act, the United States Safe Drinking Water Act, the United States Atomic Energy Act, the United States Occupational Safety and Health Act, the United States Toxic Substances Control Act, the United States Clean Air Act, the United States Comprehensive Environmental Response, Compensation and Liability Act, the United States Hazardous Materials Transportation Act, all associated amendments and subsequent related legislation, and all analogous or related Applicable Laws.

“FASL” shall have the meaning set forth in the preamble of this Remediation Agreement.

“FASL Protected Persons” means AMD, its Affiliates and its and their Representatives, and the successors and permitted assigns of each of them.

“Fujitsu” shall have the meaning set forth in the preamble of this Remediation Agreement.

“Governmental Approval” means any consent, approval, authorization, waiver, grant, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority.

“Governmental Authority” means any foreign, domestic, national, federal, territorial, regional, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Handling” means any manufacture, production, processing, distribution, use, generation, storage, treatment, transportation, recycling, disposal, or other handling or disposition of any kind, including the arrangement by contract, agreement or otherwise for such handling or disposition by any other Person.

“Hazardous Substance” means any pollutants, contaminants, chemicals, waste; any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound; or any hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under, or which may form the basis of Liability under, any Environmental Laws. “Hazardous Substance” includes without limitation any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products, fractions or by-products, radioactive substances, sludges, and slag.

“Judgment” includes any (i) judicial or administrative judgment, order, writ, injunction, decree or award, or (ii) any Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“JV Indemnitees” means FASL, its Subsidiaries and its and their Representatives.

“Liability” means, with respect to any Person, any liability, indebtedness, expense, guaranty, endorsement or obligation of or by such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement” shall have the meaning set forth in Recital E of this Remediation Agreement.

“Losses” means any and all costs, losses, taxes, Liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, fines, penalties, Judgments, settlements, costs of mitigation, losses in connection with any Environmental Law (including, without limitation, any Remediation Activity), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment or natural resources or any real or personal property, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Order” shall have the meaning set forth in Recital C of this Remediation Agreement “Party” shall have the meaning set forth in the preamble of this Remediation Agreement.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

“Philips” shall have the meaning set forth in Recital D.

“Proceedings” means any actions, suits, hearings, arbitrations, proceedings (public or private) or investigations that have been brought by or against any Governmental Authority or any other Person.

“Property” shall have the meaning set forth in Recital B.

“Release” means any release, threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Remedial Systems” shall have the meaning set forth in Section 12.

“Remediation Activity” means any cleanup, response, removal, remedial, corrective or other action to clean up, detoxify, decontaminate, treat, contain, prevent, cure, mitigate or otherwise remedy any Release of any Hazardous Substance; any action to comply with any Environmental Law or Governmental Approval; and any inspection, investigation (including subsurface investigations), study, monitoring, assessment, sampling and testing (including soil and/or groundwater sampling activities), laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.

“Representative” means any officer, director, principal, attorney, accountant, consultant, agent, employee or other representative.

“ROD” shall have the meaning set forth in Recital C of this Remediation Agreement

“Subsidiary” of a Person means (i) any corporation, company or other legal entity (other than a partnership) in an unbroken chain of corporations, companies or other legal entities beginning with such Person if each of the corporations, companies or entities other than the last corporation, company or entity in the unbroken chain then owns stock or other equity interests possessing more than 50% of the total combined voting power of all classes of stock or other equity interests in one of the other corporations, companies or other legal entities in such chain, (ii) any partnership in which the Person is a general partner, or (iii) any partnership in which the Person possesses more than a 50% interest in the total capital or total income of such partnership. “Sunnyvale Environmental Conditions” means (i) any Hazardous Substances in soil or groundwater at, in, on, under, to or from the Property prior to or on the Closing Date and the associated degradation products of any such Hazardous Substances (whether or not such degradation products have been identified at the Site prior to Closing), including any migration of such Hazardous Substances from any portion of the Property to any other portion of the Property or to areas outside the Property, whether before or after Closing and (ii) any Hazardous Substances which migrate onto the Property from the Three Company Site after Closing and the associated degradation products of any such Hazardous Substances. “Sunnyvale Environmental Conditions” does not include any Hazardous Substances that migrate onto the Property after Closing from any property other than the Three Company Site. With respect to any Hazardous Substances (or the associated degradation products of any such Hazardous Substances) detected on the Property after Closing, if such Hazardous Substances (or, in the case of the associated degradation products of any such Hazardous Substances, the associated parent products of any such Hazardous Substances) are known to be present on, in or under the Property prior to or at

Closing AMD shall bear the burden of proving that such Hazardous Substance is not a Sunnyvale Environmental Condition.

“Sunnyvale Real Property” shall have the meaning set forth in Section 1.1 of the Contribution Agreement.

“Three Company Site” shall have the meaning set forth in Recital D.

“Third Party Claim” shall have the meaning set forth in Section 3.

2. Covenant to Conduct Remediation Activities.

(a) With respect to the Sunnyvale Environmental Conditions, AMD hereby covenants, at its sole cost, risk and expense, to diligently and continuously develop, implement and complete to Closure any and all Remediation Activities as required by Environmental Law, including the Order and the ROD and any revisions or amendments thereto, in accordance with the directives of any applicable Governmental Authorities. The foregoing covenant specifically includes the direct obligation of AMD to promptly perform any Remediation Activity required or ordered by any Governmental Authority. The foregoing covenant shall also include the obligation of AMD to maintain any financial assurances and pay any oversight fees and costs required or otherwise imposed by any Governmental Authority with respect to any such Remediation Activity.

(b) Notwithstanding the foregoing, AMD’s obligation to perform Remediation Activities with respect to the Sunnyvale Environmental Conditions which migrate onto the Property from off-site, whether before or after Closing, shall be stayed for so long as a third party (including Philips) is conducting, with reasonable diligence, any Remediation Activities required by Environmental Law to address such Hazardous Substances pursuant to an agreement or an arrangement that is reasonably acceptable to FASL; provided that such third party is in compliance with such agreement or arrangement; and provided further that AMD shall continue to perform any contractual obligations AMD may have to or with such third party with respect to such Hazardous Substances or Remediation Activities and undertake such other actions as may be reasonably necessary to ensure that such third party continues to conduct the Remediation Activities with reasonable diligence. AMD shall provide written notice to FASL within three business days if AMD learns or has reason to believe that any such third party (including Philips) has failed or is failing to meet such third party’s obligations to conduct any Remediation Activities as provided under this Section 2(b).

(c) It is hereby agreed that, subject to the requirements of this Section, AMD may select the most cost-effective, remedial alternative that is protective of human health and the environment and is consistent with and meets the requirements of the Environmental Laws and any Governmental Authority including, without limitation, no further action, risk analysis and/or institutional controls; provided, however, no Remediation Activity may be based upon or result in any requirement that FASL agree to limit its use of the Property pursuant to, or encumber title to the Property with, any restrictive covenant that would, in either case, restrict the use of the Property for any purposes that as of the Closing Date are permitted under the existing zoning and land use restrictions applicable thereto.

(d) Solely for purposes of clarification and to avoid misunderstanding, the Parties agree that all costs associated with the Remediation Activities performed under this Remediation Agreement shall be borne solely by AMD and shall not be borne by FASL, either directly or indirectly, as part of any services provided from time to time by AMD to FASL under any service agreement or other agreement.

3. Indemnification for Sunnyvale Environmental Conditions.

(a) AMD shall indemnify and hold the AMD Protected Persons harmless against and with respect to, and shall reimburse the AMD Protected Persons for, without duplication, any and all Losses incurred by any AMD Protected Person (directly or indirectly), in connection with, arising out of, resulting from or incident to (i) any Sunnyvale Environmental Condition; (ii) a breach of, or failure to perform or comply with, any covenant or agreement of AMD contained in this Remediation Agreement; (iii) any access to, or Remediation Activity conducted on, the Property by AMD or its Representatives pursuant to this Remediation Agreement, including any damage or injury to persons or property or any Release of Hazardous Substances; and (iv) any and all Proceedings, Judgments and Losses incident to any of the foregoing or incurred in attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity. This indemnity shall apply regardless of whether the injury or damage alleged is claimed to be caused by the negligence of FASL or its Representatives.

(b) Without waiving any right to indemnification, upon failure of AMD to perform any Remediation Activity required under Environmental Law and the directives of any Governmental Authority with respect to the Sunnyvale Environmental Conditions, FASL reserves the right to take any Remediation Activity that FASL reasonably deems necessary (i) to comply with Environmental Law and the directives of any Governmental Authority, (ii) to prevent or remedy an imminent and substantial risk to human health and the environment or (iii) where the failure to perform such Remediation Activity will substantially interfere with FASL’s business operations at the Property, and in each case to require AMD to pay the full cost thereof to FASL. FASL shall give AMD ten (10) business days prior written notice of FASL’s intention to take any Remediation Activity under this Section 3(b) in order to allow AMD to cure such deficiency, provided, however, that such prior notice shall not be required if the Remediation Activity is necessary to prevent or remedy an imminent and substantial risk to human health and the environment, in which case FASL shall provide notice to AMD of such Remediation Activities as soon as reasonably practicable.

4. Releases.

(a) AMD, for itself and on behalf of its Representatives, Subsidiaries and Affiliates, does hereby release, hold harmless and forever discharge the AMD Protected Persons from any and all actual, threatened or potential claims of any kind or character, whether known or unknown, relating to the Sunnyvale Environmental Conditions, or Remediation Activities of AMD with respect to Sunnyvale Environmental Conditions, including any claims for contribution for such Remediation Activities pursuant to any Environmental Law. AMD, for itself and on behalf of its Representatives, Subsidiaries and Affiliates, hereby waives any and all rights and benefits with respect to such claims that it now has, or in the future may have conferred upon it, by virtue of any statute or common law principle that provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release. In that connection AMD hereby waives the benefit of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Accordingly, AMD acknowledges that it is aware that factual matters now unknown to AMD or its Representatives may have given or may hereafter give rise to claims that are currently unknown, unanticipated and unexpected, and that it is AMD’s intention to fully, finally and forever release the AMD Protected Persons from all claims as set forth herein.

(b) FASL, for itself and on behalf of its Representatives, Subsidiaries and Affiliates, does hereby release, hold harmless and forever discharge the FASL Protected Persons from any and all actual, threatened or potential claims of any kind or character, whether known or unknown, relating to the Sunnyvale Environmental Conditions, or Remediation Activities with respect to Sunnyvale Environmental Conditions, including any claims for contribution for such Remediation Activities pursuant to any Environmental Law, except claims made pursuant to the express terms of this Remediation Agreement and/or the Contribution Agreement. FASL, for itself and on behalf of its Representatives, Subsidiaries and Affiliates, hereby waives any and all rights and benefits with respect to such released claims that it now has, or in the future may have conferred upon it, by virtue of any statute or common law principle that provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release. In that connection FASL hereby waives the benefit of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Accordingly, FASL acknowledges that it is aware that factual matters now unknown to FASL or its Representatives may have given or may hereafter give rise to claims that are currently unknown, unanticipated and unexpected, and that it is FASL’s intention to fully, finally and forever release the FASL Protected Persons from all claims as set forth herein.

5. Procedure for Indemnification. The procedure for indemnification, including notice and defense of claims, shall be as set forth in Section 10.9 of the Contribution Agreement.

6. Access. Subject to the terms of this Remediation Agreement, FASL shall permit access to and entry upon the Property to AMD and AMD’s designated Representatives as necessary for AMD or its Representatives to conduct and complete any Remediation Activity required under this Remediation Agreement. AMD or its Representatives shall give FASL ten (10) business days’ advance written notice of AMD’s intention to access the Property, identifying the Persons who will perform such Remediation Activities. FASL may in its discretion perform security checks on AMD’s Representatives granted access to the Property under this Remediation Agreement, and may in its reasonable discretion restrict the access of such personnel based on information developed as a result of a security check. AMD shall restrict its activities at the Property to normal working hours (7 a.m. to 5 p.m.) except (i) when responding to emergencies or GTS alarms or (ii) with the prior written consent of FASL. If for any reason or at any time FASL denies all AMD personnel access to the Property, AMD shall not be considered in default of its obligations or in breach of this Agreement by reason of any occurrences or any failure to perform caused by the denial of access to the Property. Prior to any entry on the Property, AMD shall cause and require its Representatives to comply with all applicable terms of this Remediation Agreement. AMD shall design, implement and conduct all Remediation Activities in a manner that will avoid any interference with FASL’s (or FASL’s tenants, successors or permitted assigns) ongoing business operations or other use and enjoyment of the Property. AMD shall be responsible for the costs of any utilities (including gas, electric, wastewater treatment, water extraction and water supply) associated with any Remediation Activities conducted by AMD or its Representatives pursuant to this Remediation Agreement. AMD shall not permit any circumstance that results in any lien or encumbrance against the Property or any part thereof for any work, labor or materials furnished to AMD or AMD’s Representatives for any Remediation Activity performed under this Remediation Agreement.

7. Information to and Participation by FASL. AMD or its Representatives shall provide to FASL copies of all reports, documents and analyses, including site investigation and monitoring reports, work plans, laboratory reports, remediation objectives reports and remedial action completion reports, prepared by or for AMD or its Representatives in connection with any Remediation Activities. Prior to commencing, implementing or otherwise performing any Remediation Activities, AMD or its Representatives shall provide FASL with a draft of any work plan that describes the manner in which such Remediation Activities, or any part thereof, will be performed and that AMD intends to submit to any Governmental Authority. AMD shall in good faith consider comments made by FASL (which shall be promptly provided) with respect to such proposed work plans and shall seek in good faith to carry out all Remediation Activities in a manner that limits, to the extent possible, any disruption to FASL’s business. AMD agrees to allow FASL, at FASL’s discretion and sole cost, to have a Representative present during any Remediation Activity. Notwithstanding the foregoing, with respect to any Remediation Activities of any Sunnyvale Environmental Conditions which are being conducted by a third party (including Philips), AMD shall keep FASL reasonably informed of the progress of such Remediation Activities and shall promptly provide FASL with copies of any documents received by AMD from such third party regarding the Sunnyvale Environmental Conditions or the Remediation Activities.

8. Permits and Compliance with Law. AMD and/or its Representatives shall, at their own expense, obtain prior to any access to the Property, and maintain during the term of any Remediation Activity, all Governmental Approvals of whatever nature from any Governmental Authorities necessary to perform the Remediation Activities. AMD shall, and shall cause its Representatives to, comply with all Applicable Laws, as well as any applicable site safety rules of FASL.

9. Communications with Governmental Authorities or Third Parties. AMD shall provide a draft copy of any correspondence or documentation, including any report, data, work plan, analysis or evaluation, prepared by AMD or its Representatives regarding any

Remediation Activity which AMD or its Representatives proposes to submit to any Governmental Authority or Person. AMD shall provide FASL with a reasonable time to review such documents and shall in good faith consider comments made by FASL (which shall be promptly provided) with respect to such documents, provided, however, if such prior review period is not reasonably practicable due to the requirements of Environmental Law (including the reporting of violations of Environmental Law to a Governmental Authority) AMD shall promptly provide copies of any notices, reports, documents or other communications to or from any Governmental Authority or other Person concerning any such circumstances. AMD shall allow FASL, at FASL’s sole cost and discretion, to have a Representative present during any meeting or other communication with any Governmental Authority or Person regarding any Remediation Activity.

10. Management of Hazardous Substances. AMD or its Representatives, at its or their own expense, shall be solely responsible for the proper Handling of any Hazardous Substances associated with the Remediation Activities, and shall pay all fees and taxes and sign all waste manifests for any Hazardous Substances generated in connection with any Remediation Activity. AMD shall immediately notify FASL upon learning of any Release of a Hazardous Material at the Property that results from or is related to AMD’s or its Representatives’ access to and/or use of the Property (including any Remediation Activity) and shall promptly provide FASL copies of any notices, reports, documents or other communications to or from any Governmental Authority or other Person concerning any such Release. Such notification shall be made verbally within twenty-four (24) hours, and in writing within seventy-two (72) hours, of AMD’s knowledge of any such Release. AMD shall be solely responsible, at its own expense, for the proper cleanup, removal and/or remedy of any such Release in accordance with applicable Environmental Law, and shall indemnify and hold the AMD Protected Persons harmless from, and defend them against, any Losses arising out of or in any way related to any such Release.

11. Site Restoration. AMD shall, or shall cause its Representatives to, remove all equipment or other materials belonging to AMD and/or its Representatives at reasonable intervals but no later than at the conclusion of the Remediation Activity. As soon as practicable after the Remediation Activity is completed, AMD shall restore the Property to the condition that existed prior to such Remediation Activity. If any portion of the Sunnyvale Real Property suffers damage by reason of the access of AMD or its Representatives, AMD, at its own expense, shall promptly repair all such damage and restore the Sunnyvale Real Property to the same condition as before such damage occurred.

12. Maintenance of Remedial Systems. AMD shall be responsible for maintaining, or causing to be maintained, the groundwater treatment system, related monitoring and extraction wells and all associated piping and equipment located on the Property as of Closing and any additions or modifications in connection with the Remediation Activities (collectively, the “Remedial Systems”), and such Remedial Systems shall remain the property and in the control of AMD. The expenses of maintaining, operating, repairing or, except as provided in the following sentence, modifying or constructing the Remedial Systems shall be borne by AMD or its Representatives and include all costs associated with personnel required to operate the Remedial Systems, utilities, maintenance, laboratory analyses, permit applications and fees, waste disposal, any emergency expenses, and any other incidental or miscellaneous expenses, not currently foreseen by the Parties, that may arise in the future. AMD shall allow FASL, at FASL’s sole cost (including without limitation the cost of complying with any legal or regulatory requirements that are imposed based on the reconstruction or relocation of the remediation system) and discretion, to relocate any Remedial System placed in or on the Property by AMD as necessary to accommodate the ordinary business operations and the use and enjoyment of the premises (including the modification, expansion or development of any facilities associated therewith) by FASL. During any construction or other work necessary to effect such a relocation, AMD shall not be deemed to be in default of any provision of this Remediation Agreement to the extent that performance is rendered impracticable or impossible by such construction or other work. AMD shall be responsible for closing or removing any monitoring or extraction wells and removing any other Remedial Systems located on the Property in accordance with applicable Environmental Laws at the sooner of Closure, a directive from a Governmental Authority or the point at which such well or other portion of the Remedial Systems is no longer required or useful for the Remediation Activities conducted hereunder. Upon closure by AMD of any monitoring wells located on the Property, any portion of such monitoring wells left in place at, on or in the Property shall become the property of FASL.

13. Insurance. During or in connection with conducting any Remediation Activity at the Property, AMD agrees that its consultant and any other Representatives of AMD employed in connection with the Remediation Activity shall carry commercially reasonable liability insurance, including Workers’ Compensation (as required by law), Employers’ Liability, Commercial General Liability, Commercial Automobile Liability, and Professional Errors and Omissions and Contractor’s Pollution Legal Liability, at levels reasonably acceptable to FASL. The policies shall include coverage for Liability assumed under this Remediation Agreement as an “insured contract” for the performance of AMD’s indemnity obligations hereunder. If permitted under law and applicable policies, FASL (and, if appropriate, its tenants, successors or permitted assigns) shall be named as additional insured. AMD shall cause its Representatives, upon request, to provide FASL with written evidence that such insurance is and remains in force throughout the term of such Remediation Activity. AMD shall cause its Representatives to provide FASL with thirty (30) days’ advance written notice of any applicable insurance policy cancellation or material change in an applicable policy. The limits of such insurance shall not, however, limit the liability of AMD or the scope and extent of AMD’s indemnification with respect to AMD’s obligations under this Remediation Agreement. All insurance carried by AMD’s consultant hereunder shall be primary to and not contributory with any similar insurance carried by FASL or its Affiliates, tenants, successors or permitted assigns, whose insurance shall be considered excess insurance only.

14. Confidentiality. AMD shall, and shall cause its Representatives to, treat as confidential and not disclose to any Person, any information, including any documents, information or data regarding FASL’s operations or business (including customers, vendors, suppliers, facility plans, specifications, drawings, programs, processes, products, costs, equipment or wastes) which may come within AMD’s or its Representatives’ knowledge in the performance of this Remediation Agreement where such information or material is marked, identified as or provided under circumstances indicating it is confidential or proprietary and which is not otherwise publicly available information (collectively, “Confidential Information”), without in each instance securing the prior written consent of FASL unless (1) disclosure is required by Law or necessary to prevent harm in an emergency, and (2) AMD provides FASL written notice ten (10) days prior to disclosure or, if such notice is prohibited by Law or would prevent appropriate emergency response, as soon as allowable by Law or practicable in any emergency. Except as otherwise stated in this Agreement, all documents, files and other materials developed or copied by or provided to FASL under this Agreement will be the property of FASL.

15. Third-Party Beneficiaries. Except as otherwise contemplated in Sections 3 and 4 of this Remediation Agreement, nothing in this Remediation Agreement is intended to or shall be construed to confer upon or give any Person, other than the Parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Remediation Agreement.

16. Successors and Assigns.

(a) This Remediation Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including any entity that is the successor to substantially all of the assets and businesses of a Party and any entity that is a permitted assign pursuant to Section 16(b). No Party may otherwise assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 16(a) shall be null and void.

(b) AMD acknowledges that third parties may acquire interests in the Property or a portion of the Property and FASL shall have the right, without the prior written consent of AMD, to assign, or partially assign, its interest in this Remediation Agreement to any such third party which has assumed in writing all of the obligations of FASL arising from and after the date of such assignment with respect to the Property or the portion of the Property acquired by such party. In the event of any such assignment, AMD agrees that the rights and obligations of the assignee will be the same from the date of assignment forward as if it were named as FASL hereunder including, without limitation, the right to enforce this Remediation Agreement directly against AMD. Notwithstanding any such assignments, FASL retains its rights under this Remediation Agreement, and nothing in this Section shall alter the rights which any AMD Protected Person may otherwise have pursuant to this Remediation Agreement.

17. Governing Law. This Remediation Agreement shall be construed and interpreted in accordance with and governed by the Laws of the State of California, United States of America, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

18. Dispute Resolution. The procedure for dispute resolution shall be as set forth in Section 12.11 of the Contribution Agreement.

19. Severability. If any provision in this Remediation Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Remediation Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Remediation Agreement.

20. Waiver of Covenants or Conditions. The waiver by one Party of the performance of any covenant or condition under this Remediation Agreement shall not invalidate this Remediation Agreement nor shall it be considered a waiver by it of any other covenant or condition under this Remediation Agreement. FASL’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of AMD’s consent to or approval of any subsequent or similar act by AMD, or be construed as the basis of an estoppel to enforce any provision of this Remediation Agreement requiring consent.

21. Entire Agreement. This Remediation Agreement, together with the AMD Asset Purchase Agreement and the Contribution Agreement, constitutes the entire agreement between the Parties regarding the subject matter hereof, and no additions to, or modifications of, any term or provision of this Remediation Agreement shall be effective unless set forth in writing and signed by all of the Parties.

22. Attorneys’ Fees. In the event that any legal action or Proceeding is commenced to enforce or interpret this Remediation Agreement, including any legal action or Proceeding seeking a declaration of the rights of any Party to this Remediation Agreement, the prevailing Party shall be entitled to recover their reasonable attorneys’ fees and legal costs incurred by reason of such action or Proceeding whether or not prosecuted to judgment.

23. Notices. All notices required or permitted under this Remediation Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) ten business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three business days after deposit with an internationally recognized commercial overnight carrier specifying next day delivery, with written verification of receipt. All communications will be sent as follows (or to such other address or facsimile number as may be designated by a party giving written notice to the other parties):

If to FASL:	FASL LLC Attn: Manager One AMD Place Sunnyvale, California 94086 U.S.A. Email: hollis.obrien@amd.com Facsimile: (408) 774-7002

If to AMD:	Advanced Micro Devices, Inc. Attention: Steve Groseclose 5204 East Ben White Blvd. Mail Stop 562 Austin, Texas 78741 U.S.A Facsimile: (512) 602-4999

with a copy (which shall not constitute notice) to:

Barg Coffin Lewis & Trapp, LLP Attention: R. Morgan Gilhuly One Market Street Steuart Tower, Suite 2700 San Francisco, California 94105-1475 U.S.A. Facsimile: (415) 228-5450

If to Fujitsu:

Fujitsu Limited

Attention: Mr. Tomoo Tsukihara

Fujitsu Akiruno Technology Center

Electronic Devices Facilities

Engineering Division

50 Fuchigami, Akiruno-shi

Tokyo 197-0833

Japan

Telephone: +81 42 532 1385

Fax: +81 42 532 24091

E-mail: tsukihara@sst.ed.fujitsu.co.jp

with a copy (which shall not constitute notice) to:

Morrison & Foerster, LLP Attention: Nancy Hayes 425 Market Street San Francisco, California 94105 U.S.A. Facsimile: (415) 268-7522

24. Construction and Interpretation.

(a) The words “hereof,” “herein,” “hereunder” and similar words refer to this Remediation Agreement as a whole and not to any particular provision of this Remediation Agreement. The term “including” is not limited and means “including without limitation.” Unless otherwise noted, all references to Recitals, Sections, Schedules and Exhibits herein are to Recitals, Sections, Schedules and Exhibits of this Remediation Agreement. The titles, captions and headings of this Remediation Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Remediation Agreement. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Remediation Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and

(iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

(b) No party, nor its counsel, shall be deemed the drafter of this Remediation Agreement for purposes of construing the provisions of this Remediation Agreement, and all provisions of this Remediation Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

25. Counterparts. This Remediation Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Remediation Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Remediation Agreement by such Party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FASL:

FASL LLC

By:	/s/ Thomas M. McCoy
Title:	Manager

AMD:

Advanced Micro Devices, Inc.

By:	/s/ Thomas M. McCoy
Title:	Senior Vice President and General Counsel

FUJITSU:

Fujitsu Limited

By:	/s/ Toshihiko Ono
Title:	Corporate Senior Vice President Group President Electronic Devices Business Group